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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.     )

                             Triathlon Broadcasting
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    89589P304
                                 (CUSIP number)


    Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


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CUSIP No.     89589P304               13G                    Page  2 of 10 Pages
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--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS
       S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
              Morgan Stanley Group Inc.
              IRS #13-283-8891
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                                      0
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
 BENEFICIALLY                   305,237
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING                           0
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                                305,237
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               305,237

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  9.12%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
              IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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-----------------------                                      -------------------
CUSIP No.     89589P304              13G                     Page  3 of 10 Pages
-----------------------                                      -------------------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS
       S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
          Van Kampen American Capital Asset Management Incorporated
          IRS #13-5130700
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
          The state of organization is Delaware.

--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                                      0
   NUMBER OF       -------------------------------------------------------------
     SHARES        6    SHARED VOTING POWER
  BENEFICIALLY                  305,237
   OWNED BY        -------------------------------------------------------------
     EACH          7    SOLE DISPOSITIVE POWER
   REPORTING                          0
  PERSON WITH      -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                                305,237
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           305,237

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              9.12%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
          IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.     89589P304             13G                      Page  4 of 10 Pages
-----------------------                                      -------------------

Item 1 (a)           Name of Issuer

                     Triathlon Broadcasting

Item 1 (b)           Address of issuer's principal executive offices

                     Symphony Towers
                     750 B Street
                     Suite 1920
                     San Diego, CA 92101

Item 2 (a)           Name of person filing

                 (a) Morgan Stanley Group Inc.
                 (b) Van Kampen American Capital Asset Management Incorporated

Item 2 (b)           Principal business office

                 (a) 1585 Broadway
                     New  York,  New  York  10036

                 (b) One Parkview Plaza
                     Oakbrook Terrace, IL 60181

Item 2 (c)           Citizenship

                     Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)           Title of class of Securities

                     Common Stock

Item 2 (e)           Cusip No.

                     89589P304

Item 3           (a) Morgan Stanley Group Inc. is (e) an Investment Adviser
                     registered under section 203 of the Investment Advisers Act of 1940.

                 (b) Van Kampen American Capital Asset Management Incorporated
                     is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4               Ownership

                     Incorporated by reference to Items (5)-(9) and (11) of the cover page.


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CUSIP No.     89589P304               13G                    Page  5 of 10 Pages
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Item 5           Ownership of 5 Percent or Less of a Class

                 Inapplicable

Item 6           Ownership of More than 5 Percent on Behalf of Another Person

                 Accounts managed on a discretionary basis by Van Kampen American Capital Asset Management Incorporated, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                 Inapplicable

Item 8           Identification and Classification of Members of the Group

                 Inapplicable

Item 9           Notice of Dissolution of Group

                 Inapplicable

Item 10          Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.     89589P304                13G                   Page  6 of 10 Pages
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            After reasonable inquiry and to the best of my knowledge and belief,
            I certify that the information set forth in this statement is true, complete and correct.


Date:       February 14, 1997

Signature:     /s/ Donald P. Ryan
            -------------------------------------------------------------------

Name/Title: Donald P. Ryan/ Vice President Morgan Stanley Asset Management Inc.
            -------------------------------------------------------------------
            VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT INCORPORATED

Date:       February 14, 1997

Signature:
            -------------------------------------------------------------------

Name/Title: Edward J. Johnsen / Vice President Morgan Stanley & Co. Incorporated
            -------------------------------------------------------------------
            MORGAN STANLEY GROUP INC.



                 INDEX  TO  EXHIBITS                               PAGE


EXHIBIT 1   Agreement to Make a Joint Filing                         7



EXHIBIT 2   Secretary's Certificate Authorizing Edward J. Johnsen    8
            to Sign on behalf of Morgan Stanley Group Inc.


EXHIBIT 3   Secretary's Certificate Authorizing Donald P. Ryan
            to Sign on behalf of Van Kampen American Capital Asset   9 & 10
            Management Incorporated